Exhibit 99.1

FOR MORE INFORMATION
CONTACT: ROBERT GASICH
312-335-9794 (TELEPHONE)
312-335-9824 (FACSIMILE)
RGASICH@HOTMAIL.COM (EMAIL)

COTF, A PUBLICLY TRADED COMPANY, ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRES 5 LEADERS IN CONCRETE PAVER INDUSTRY WITH ALMOST $26,000,000 IN REVENUES
Friday, October 12, 2001, 7:00 AM EST
-P.R. NEWSWIRE

NEW YORK, NEW YORK, October 12, 2001 - COTTAGE INVESTMENTS, INC. (OTC BB:
COTF), announced that it has entered into a definitive agreement to acquire five related companies that are leaders in the concrete paver installation industry. Upon completion of the terms of the definitive agreement and after closing, COTF, operating as a holding company, will change its name to Paving Stone Corporation, d/b/a The Paving Stone Company. COTF will elect Maurice ("Morris") Sigouin as its Board Chairman, Chief Executive Officer, and President.

Commenting on the transaction, COTF indicated: "This transaction will maximize shareholder value. Being public will afford the Paving Stone entities opportunities to implement their ambitious growth and acquisition strategy. Paving Stone Corporation will operate through five separate subsidiaries, which are domiciled in Florida, Arizona, California, Georgia, and Nevada. Presently, the entities dominate the market for paver installation in commercial and residential markets."

The Paving Stone Company is the leader in the interlocking concrete paver installation business nationwide, and hopes to solidify that position by expanding across the country. Established a decade ago with two employees, the Company has grown to include 80 employees and hundreds of installation crews located in 16 offices nationwide. In addition to eight offices throughout Florida, the Paving Stone Company operates in Alabama, Arizona, California, Georgia, Nevada, Tennessee, Texas, and the Carolinas. During a decade of operations, revenues have grown to almost $26 million per year. As a public entity, the Paving Stone Company hopes to increase its revenues to more than $100 million annually, in less than five years, through internal growth and acquisitions.

"Paving Stone Corporation represents a classic growth story that is perfectly positioned for this repair and remodel phase of the economic cycle," states Dan Mackell, Chairman and CEO of Cottage Investments. Mr. Mackell, formerly an investment banker at Donaldson, Lufkin & Jenrette ("DLJ"), notes that The Paving Stone Company has identified and expanded into markets, such as the West Coast, where the revenues are over four times more on a per square foot basis, compared with its existing Florida markets. With the management's track records of growing the company and having a publicly traded stock as currency for acquisitions, Mr. Mackell believes The Paving Stone Company could easily achieve three to four times its current revenue base within three to four years' time."

Pavers are interlocking bricks used in driveways, pool decks, gardens, and retaining walls. Larger commercial applications include office buildings, high-rises, hotels, ports, sports complexes, streets, and even airport runways. Made in a range of styles, designs and colors, pavers create decorative, appealing, durable, and environmentally sound ground coverings. They offer many pragmatic, economic, and aesthetic benefits, especially when compared with alternative landscape architecture products, such as concrete pavement, clay, asphalt, stone, or traditional bricks. Able to bear tremendous weight and pressure, pavers are strong, durable, and weather resistant. They have wide-ranging decorative uses, creating beautifully designed homes, landscapes, and commercial areas. Environmental advantages result from the use of pavers, too, since they permit water drainage and recycling. Pavers provide an additional economic benefit in that they may easily be removed and replaced, allowing below ground repairs with minimal repair costs and limited delays.

"We've worked extremely hard to get where we are today", said Maurice Sigouin, Chairman and CEO of Paving Stone Corporation. "We built this business on the foundation of quality work and customer satisfaction.
Our company's growth is indicative of the thousands of satisfied customers since 1990. Yet we realize there is a vast number of potential customers that have yet to be educated about the cost effectiveness and convenience of utilizing interlocking paving stones for commercial and residential landscape and infrastructure applications. To that end, our anticipated growth nationwide should be substantial. With certain operational improvements and changes in focus, we hope to focus on areas where we can generate up to four times the revenues on a per square foot basis (as in a residential installation in locations other than our Florida base). With this business model, we hope to yield at least triple the revenues per job, compared with jobs of similar size in our Florida base. When you add the components of increasing market share with large increases in revenues on a per square foot basis, which result in higher revenue per job, the result is exponential growth to the bottom line."

Within the interlocking paving stone industry, Mr. Sigouin and the Paving Stone Company enjoy a well-earned reputation for excellence. Under his guidance, the Paving Stone Company has won numerous awards for the quality, including from the Interlocking Concrete Paver Institute. In addition to its acknowledged expertise technically, the Paving Stone Company enjoys the leading revenue and market share position within the interlocking concrete paver installation industry. Paving stone manufacturing companies have emerged in new regions throughout the country, and the need for quality and experienced installation and design companies has grown proportionately. As the premier installation company in the country, the Paving Stone Company believes it is poised to capture a dominant market share in this expanding marketplace.

About Paving Stone Corporation

After the closing of the acquisition herein, Paving Stone Corporation d/b/a/ The Paving Stone Company will be a holding company with five wholly-owned subsidiaries domiciled in Arizona, California, Florida, Georgia and Nevada. With the first subsidiary established a decade ago, Paving Stone Corporation will enjoy a dominant market share position in the interlocking concrete paver installation business regionally and nationally. In addition to eight offices throughout Florida, the Paving Stone Corporation will operate in Alabama, Arizona, California, Georgia, Nevada, Tennessee, Texas, and the Carolinas. During a decade of operations, the newly acquired subsidiaries' revenues have grown to almost $26 million per year. As a public entity, Paving Stone Corporation hopes to increase its revenues to more than $100 million annually through internal growth and acquisitions, in less than five years.

FORWARD-LOOKING STATEMENT

The information contained in this news release, other than historical information, should be considered forward-looking statements that are protected under the safe harbor of the Private Securities Litigation Reform Act of 1995. Projections and other forward-looking statements and descriptions of management expectations regarding future events or financial performance, although made in good faith, are inherently uncertain and actual events or results may differ markedly from any forward-looking statements. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, margin pressures, lack of adequate capital, lack of adequate labor, unforeseen marketing expenses, and other capital market, international and economic factors.